Exhibit 99.1

(FARMLAND INDUSTRIES, INC. LOGO)                                                                                       (Media Release

Contacts:
Sherlyn Manson, Farmland Industries
slmanson@farmland.com
(816) 713-6230
Jerry Hostetter, Smithfield Foods
jerryhostetter@smithfieldfoods.com
(212) 758-8568

Farmland Announces Bid for Pork Assets

Smithfield Foods submits bid of $363.5 million for Farmland Foods.

KANSAS CITY, Mo. (July 15, 2003) --- Farmland Industries, based here, and Smithfield Foods, Smithfield, Va., have signed an agreement for Smithfield to purchase Farmland Foods for $363.5 million in cash. The agreement is subject to court approval as a "stalking horse" bid and will be the basis for an auction process involving parties interested in purchasing Farmland Foods.

With annual sales of approximately $1.8 billion, Farmland Foods is the sixth largest pork producer in the nation. The company has seen continued success, achieving seven consecutive quarters of year-over-year improved income.

Under the agreement, Smithfield Foods would continue to operate all Farmland plants and maintain production levels at the plants. In addition, Smithfield would retain all Farmland Foods’ employees, including the management team, and honor Farmland contracts with unions and hog producers.

Farmland Industries President and CEO Bob Terry said, “Over the last six months, we have carefully reviewed all of the options for the Foods' business to determine the best course of action. This review has included consideration of retaining ownership and reorganizing around the Foods' business, entering into a joint venture with other industry participants, including producer groups, as well as the outright sale of the business. At the value we have achieved in this agreement, we believe this sales process will best address the interests of our creditors. Both of the committees representing our creditors have indicated their full support of this agreement and the auction process.”

Smithfield Chairman and Chief Executive Officer Joseph W. Luter III said, “Though our businesses serve complementary regions, we know Farmland Foods to be an excellent company with a great brand name, efficient pork processing operations, a substantial value-added processed meats business, and a growing case-ready franchise. We have tremendous respect for the quality of its management team, its people, its independent hog producers, its union representatives and its brand. With the strong financial foundation of Smithfield, Farmland Foods would be well positioned to thrive and to continue supporting the many people and communities who have come to rely on it.”

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Farmland Announces Bid for Pork Assets – Add 1

“This agreement reflects the strong value of Farmland Foods. Our employees have done an excellent job over the past year growing the profitability and value of our Pork business. The sales price, which may be increased through the auction process, will bring significant value for the benefit of our creditors,” said Farmland Foods President George Richter.

Farmland’s next step will be to file the agreement with the Bankruptcy Court. At a court hearing, Farmland will ask U.S. Bankruptcy Judge Jerry Venters to approve bid and auction procedures for Farmland Foods and set a time to qualify other potential bidders. In preparation for an auction, Farmland will begin providing information to other potential participants. Farmland anticipates completing the sale later this fall. Farmland continues to anticipate filing an Amended Plan of Reorganization and Disclosure Statement by the end of this month.

Terry said, “This proposed sale would leave the Farmland Foods organization wholly intact as an independent operating unit and would provide continuity for all of Foods' employees, customers, hog producers, suppliers and the communities in which Foods operates. The management team would continue in place in Kansas City.

“As we have pursued our reorganization, we have been fortunate to have a number of valuable core businesses and individual plants which we have been able to market as ongoing operations. Such sales have allowed us to maximize the value of the company while minimizing the negative impact on employees and others who rely on these operations.”

Farmland Industries is being advised by investment bank, Goldsmith Agio Helms, who will continue to be involved throughout the auction process.

Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a diversified agricultural cooperative with interests in food, fertilizer, petroleum, grain and animal feed businesses.

With annualized sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

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